Exhibit 107
Calculation of Filing Fee Tables
Form
F-3
(Form Type)
MakeMyTrip Limited
(Exact Name of Registrant as Specified in its Charter)
N/A
(Translation of Registrant’s Name into English)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Ordinary shares, US$0.0005 par value per share	Rule 456(b) and Rule 457(r) (1)	18,400,000 (2)	US$90.00	US$1,656,000,000.00	0.00015310	US$253,533.60

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

	Total Offering Amounts							US$1,656,000,000.00

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							US$253,533.60
Notes:

(1)
This registration fee table shall be deemed to update the “Calculation of Filing Fee Tables” in the registration statement on
Form F-3
(File
No. 333-288084)
of MakeMyTrip Limited filed on June 16, 2025 in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.

(2)	The amount registered includes 2,400,000 ordinary shares that may be purchased by the underwriters upon the exercise of their option to purchase additional ordinary shares from the Registrant.